Exhibit 16.1

March 6, 2024

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re:	Visionary Holdings Inc. (formerly, Visionary Education Technology Holdings Group Inc.)
Commission File Number 001-41385

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Visionary Holdings Inc. in its Form 6-K dated March 6, 2024 and captioned “Change in Registrant’s Certifying Accountant.” We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 6-K.

Sincerely,

Chartered Professional Accountants